Exhibit 99.1

Company Contact:

Andrea tenBroek

Communications Specialist

(978) 646-1419

mediarelations@abiomed.com

Investor Relations:

Edward E. Berger, Ph.D.

Vice President for Policy, Reimbursement and External Relations

(978) 646-1411

ir@abiomed.com

ABIOMED APPOINTS MICHAEL R. MINOGUE AS

ITS NEW PRESIDENT AND CHIEF EXECUTIVE OFFICER

Succession Initiated by Founder Dr. David M. Lederman

Senior Executive from GE Medical Systems Selected

to lead ABIOMED to Full Commercial Potential

Danvers, MA – April 06, 2004 – ABIOMED, Inc. (NASDAQ: ABMD) announced today that Michael R. Minogue has been unanimously elected Chief Executive Officer, President and member of the Board by the Company’s Board of Directors.  The planned succession was initiated by Founder Dr. David M. Lederman, who will remain as Chairman and continue to focus his efforts on technology development and strategic collaborations.

“I am excited to welcome Michael Minogue to ABIOMED as the Company’s next generation of leadership, to grow our Company to its full technological and commercial potential.  I identified and recommended Michael to the Board of Directors as our next President and CEO not only because of his proven experience leading medical product business units, but also because of his high ethical standards, personal character and vision,” commented Dr. Lederman.  “This change is good for our Company - Michael has global experience in engineering, product and software development, service, marketing, sales and US healthcare reimbursement policies.  I am confident that under Michael’s leadership, the full promise of our human and technology assets will be realized. I will work with Michael as he immediately assumes ABIOMED’s leadership.  Together, we will meet our product development and financial performance goals and continue the ABIOMED mission to help save lives with innovative technology.”

“I am honored to have the opportunity to bring ABIOMED’s life-saving technologies to the next level of commercial availability,” said Mr. Minogue.  “It is an energizing time at ABIOMED – the Company’s talented staff, technology assets, cash resources, and increased customer-focus have created a powerful entity with unparalleled opportunities and excitement.”

Mr. Minogue added, “It was a very difficult decision for me to leave GE Medical Systems.  For the past 11 years, I have had the honor of working with some of the best people in healthcare.   I have had an exciting career creating and selling the most advanced diagnostic medical equipment in radiology, cardiology, functional imaging and patient monitoring. However, I believe ABIOMED has a special mission and I look forward to applying my experience in order to grow this business.”

Mr. Minogue joins ABIOMED following a career at GE Medical Systems during which he was a recognized leader, innovator, and change agent.  During his tenure, he consistently set new business records in growth, market share and margin while building high morale and team loyalty.  Most recently, he was Vice President and General Manager of Americas Sales and Marketing for GE Medical Systems Information Technology, where he was responsible for the commercial activity of over $1B in revenues and more than 700 direct employees.  Prior to that position, Mr. Minogue was chosen to lead the Global Workstation & Software, Americas Cardiology, and Global PET/CT businesses, following a very successful 5 year track record in both sales and marketing.  Michael graduated from United States Military Academy at West

Point with a B.S. in Engineering and earned his MBA at the University of Chicago.

“The Board is pleased to announce its selection of Michael Minogue as ABIOMED’s next CEO and President,” said Henri A. Termeer, Chairman and Chief Executive Officer of Genzyme Corporation and a member of ABIOMED’s Board.  “Although no one on the Board wanted David to leave his position, we respect his wish to focus on the science and technology which have always been his passion.  After more than 2 decades of leadership and dedication to ABIOMED’s mission, David identified an ideal successor.”

BACKGROUND

Dr. Lederman founded ABIOMED in Danvers, Massachusetts in August of 1981, with the mission to make real the day when cessation of heart function will not mean the end of life or the ability to enjoy life.  In 2001, ABIOMED made history when Mr. Robert Tools, a 58 year-old telephone company employee and teacher suffering from end-stage heart failure was successfully implanted with the first implantable replacement heart: the AbioCor®. This device is intended to extend and improve the lives of patients who would otherwise die of end-stage heart failure.  The ongoing AbioCor clinical trial has demonstrated that a replacement heart capable of sustaining a satisfactory quality of life is attainable, and not a distant dream.

Although the Company is best known to the general public for the AbioCor, cardiothoracic surgeons worldwide recognize ABIOMED for the company’s leadership in cardiac assist and replacement technology, and life-saving circulatory support products.  In 1992, ABIOMED became the first company to enter the U.S. mechanical cardiac assist market with the BVS® 5000 cardiac support system after its earlier 1987 commercial introduction in France, Germany and Italy.  Installed in more than 700 leading medical centers worldwide, the BVS helps our customers save lives by providing a patient’s failing heart with full circulatory assistance while allowing the heart to rest and recover.  It is the most widely used advanced cardiac assist system in the world.  Last year the Company received FDA approval and began selling the AB5000™ Circulatory Support System.   The AB5000 is a new platform that the Company intends to develop over the next several years, subject to regulatory approval for expanded indications for use, to treat larger groups of patients requiring circulatory support.

The Company has announced an ambitious timetable in terms of both product development and financial performance in the years ahead.  Milestones planned for this fiscal year (which began on April 1, 2004) include the formal launch of the AB5000™ Circulatory Support System, application for limited commercial approval of the AbioCor® under a Human Device Exemption (HDE), and crossing into profitability with the Company’s existing business operations.

This release contains forward-looking statements, including statements regarding development of ABIOMED’s existing and new products, the timing and approval of the AbioCor, and the Company’s progress toward commercial growth and profitability.   ABIOMED’s actual results may differ materially from those anticipated in these forward-looking statements based on a number of factors, including uncertainties associated with development, testing and related regulatory approvals, anticipated future losses, complex manufacturing, high quality requirements, dependence on limited sources of supply, competition, technological change, government regulation, future capital needs and uncertainty of additional financing and other risks detailed in the company’s filings with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release.  The company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances that occur after the date of this release or to reflect the occurrence of unanticipated events.